Exhibit 10 (f)

THIRD AMENDMENT TO
INDUSTRIAL LEASE AGREEMENT

THIS THIRD AMENDMENT TO INDUSTRIAL LEASE AGREEMENT (this "Amendment") is made this 23rd day of July, 2007, by and between L/S 26TH STREET SOUTH, LP, a Delaware limited partnership (Assignee of Liberty Property/Synterra Limited Partnership, a Pennsylvania limited partnership ("Liberty/Synterra")), as Landlord, and TASTY BAKING COMPANY, a Pennsylvania corporation, as Tenant.

W I T N E S S E T H:

WHEREAS, Liberty/Synterra and Tenant entered into that certain Industrial Lease Agreement dated May 8, 2007, as amended by that certain First Amendment to Industrial Lease Agreement dated June 7, 2007, and that Second Amendment to Industrial Lease Agreement dated June 29, 2007 (the "Second Amendment") (collectively, the "Lease") for an approximately 25 acre lot located within the Navy Yard, Philadelphia, Pennsylvania, as more particularly described in the Lease;

WHEREAS, Liberty/Synterra assigned all of its right, title and interest in and to the Lease to L/S 26th Street South, LP, pursuant to that certain Assignment of Industrial Lease Agreement dated June 22, 2007, and L/S 26th Street South, LP is now the Landlord under the Lease;

WHEREAS, pursuant to Section 30 of the Lease, Landlord and/or Tenant have the right to terminate the Lease if certain conditions are not satisfied or waived within the time periods specified therein; and

WHEREAS, Landlord and Tenant now desire to modify certain conditions in the Lease, as more particularly set forth below.

NOW, THEREFORE, in consideration of the covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

1.  The last grammatical sentence of Section 30(a) of the Lease is hereby deleted and restated in its entirety as follows:

   "Accordingly, Landlord may terminate this Lease if the Agreement of Sale is not fully executed by PAID and Landlord on or before July 27, 2007."

2.  The deadlines for the satisfaction of the conditions set forth in Section 30(e)(i) of the Lease (respecting PAID's receipt of an "Invitation to Apply" for not less than $4,000,000.00 in RACP grant funding for the Project or equivalent funding acceptable to Landlord), 30(e)(iii) of the Lease (respecting the delivery of memoranda from each of the State Caucuses for their respective portions of the RACP grant funding), Section 30(e)(vii) of the Lease (respecting PAID confirming that Landlord will not be required to construct certain rail improvements), Section 30(e)(viii) of the Lease (respecting the granting of certain easements from PAID to Landlord), and Section 30(e)(ix) of the Lease (respecting the satisfaction of certain conditions to Landlord's acquisition of the Land and the Brig Site) are hereby extended until July 27, 2007.

3.  The deadlines for the satisfaction of the conditions set forth in Section 30(c) (respecting Tenant's delivery of the Final LC to Landlord), Section 30(f)(i) of the Lease (respecting Tenant's receipt of a commitment letter from the Commonwealth for not less than $10,000,000.00 under the Commonwealth's Machinery and Equipment Loan Fund program), Section 30(f)(ii) of the Lease (respecting Tenant's receipt of a commitment from PIDC to provide not less than $12,000,000.00 in loan financing), Section 30(f)(iv) of the Lease (respecting Tenant, Tenant's lender, and PAID and/or PIDC having entered into an intercreditor agreement) and Section 30(g) of the Lease (respecting Tenant having closed on a $100,000,000.00 credit facility with Citizens Bank) are each hereby extended to August 17, 2007.

4.  Section 5 of the Second Amendment is hereby amended by deleting the period at the end of the last sentence thereof and inserting in its place the following:

"; provided that Tenant shall contribute its portion of any such shortfall to Landlord in eight (8) equal monthly installments, the first of which shall be payable on the date on which the work for which such RACP grant or alternative funding was intended is commenced, and continuing on the first day of each subsequent calendar month thereafter until such shortfall is paid in full."

5.  To the extent the deadline for any unsatisfied condition set forth in Section 30 of the Lease expired prior to such deadline being extended by this Amendment, the parties hereby acknowledge that they have waived the right to terminate the Lease by reason of the expiration of such earlier deadline, it being the intention of the parties that the deadlines set forth in this Amendment shall control.

6.  Exhibit M-2 to the Lease is hereby deleted and replaced in its entirety with Exhibit M-2 attached to this Amendment.

7.  Except as expressly modified by this Amendment, the Lease shall remain in full force and effect in accordance with its terms.  Without limiting the generality of the foregoing, Tenant hereby reaffirms its obligation to reimburse Landlord for certain costs, as set forth in Section 30(i) of the Lease, upon the termination of the Lease for failure of any of the conditions set forth in Section 30 thereof (as such conditions have been modified by this Amendment and all prior amendments).

8.  This Amendment may be executed in any number of counterparts, each of which, taken together, shall constitute one and the same instrument.  Faxed or electronically delivered signatures shall be enforceable as original signatures against the party delivering such signature.

(SIGNATURES CONTINUED ON NEXT PAGE)

IN WITNESS WHEREOF, Landlord and Tenant have executed this Third Amendment to Industrial Lease Agreement on the date first above written.

LANDLORD:

L/S 26TH STREET SOUTH, LP

By:	L/S 26th Street South, LLC, its General Partner

By:	Liberty Property/Synterra Limited Partnership, its Sole Member

By:	Liberty Property Philadelphia Navy Yard Limited Partnership, its General Partner

By:	Liberty Property Philadelphia Navy
Yard Corporation, its General Partner

By:
Name: John S. Gattuso
Title: Senior Vice President

Tenant:

TASTY BAKING COMPANY

By:
Name:
Title: